EXHIBIT 10.17

COPART, INC.

AMENDMENT TO STOCK OPTION AGREEMENTS

This Amendment (the “Amendment”) to the Stock Option Agreements (collectively, the “Agreements”) of Willis J. Johnson (“Optionee”) is entered into by and between Optionee and Copart, Inc. (the “Company”).

WHEREAS, pursuant to the Agreements, the Company granted Optionee the stock options listed on Exhibit A attached hereto (the “Options”), under the Company’s 1992 Stock Option Plan and 2001 Stock Option Plan  (together, the “Plans”) to purchase shares of the Company’s common stock;

WHEREAS, the Company and Optionee desire to amend the Agreements to permit payment of the exercise price of the Options by net exercise and payment of the tax withholding obligations by net issuance; and

WHEREAS, on June 9, 2010, the Compensation Committee of the Company’s Board of Directors approved amendments to the Agreements to permit Optionee to exercise his Options by net exercise and payment of the tax withholding obligations by net issuance.

NOW, THEREFORE, Optionee and the Company agree that the Agreements shall be, and hereby are, amended as follows:

1.             Net Exercise and Net Issuance.  Section 5 of the Stock Option Agreement dated June 6, 2001 and Section C of Part II of the Stock Option Agreements dated October 21, 2002 and August 19, 2003 are hereby amended to add the following to the end thereof:

“In addition to the foregoing methods, Optionee may also exercise the Option, by a net exercise arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the minimum number of Shares with a Fair Market Value sufficient to pay the aggregate exercise price of the exercised Shares and the tax withholding obligations (if any) of the exercised Shares sufficient to pay the minimum tax withholding obligations in connection with the Option.  Such net exercise and net issuance may be pursuant to such procedures as the Administrator may specify from time to time so as not to result in any adverse accounting consequences to the Company.”

2.             Acknowledgement.  Optionee acknowledges and agrees that this Amendment will disqualify any Option that currently qualifies as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended and will result in any such Option becoming a nonstatutory stock option.

3.             Full Force and Effect.  To the extent not expressly amended hereby, the Agreements shall remain in full force and effect.

4.             Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

5.             Governing Law.  This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

6.             Entire Agreement.  This Amendment, together with the Agreements (to the extent not amended hereby), and the Plans represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Options.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth below.

OPTIONEE	COPART, INC.

/s/ Willis J. Johnson	/s/ Paul A. Styer
Signature	Signature

Willis J. Johnson	Paul A. Styer
Print Name	Print Name

June 10, 2010	Secretary
Date	Print Title

June 10, 2010
Date

Exhibit A

Grant Date	Plan	Number of Shares Granted	Exercise Price Per Share
June 6, 2001	1992 Stock Option Plan	100,000 (150,000 post-split)	$25.40 ($16.93 post-split)
October 21, 2002	2001 Stock Option Plan	100,000	$10.99
August 19, 2003	2001 Stock Option Plan	100,000	$8.80